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                                             Exhibit 5


          SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                    919 Third Avenue
                New York, New York 10022
                     (212) 735-3000
                   Fax: (212) 735-2000





                                            April 3, 1996



KC United Corp.
1201 Walnut
Kansas City, Missouri 64106

Ladies and Gentlemen:

          We have acted as special counsel to KC United
Corp., a Delaware corporation ("Newco"), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of January 19, 1996 (the "Merger
Agreement"), by and among Kansas City Power & Light
Company, a Missouri corporation ("KCPL"), UtiliCorp
United Inc., a Delaware corporation ("UCU"), and Newco.

          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Secu-rities Act").

          Pursuant to the Merger Agreement, KCPL and UCU will be merged with and into Newco, with Newco being the surviving corporation (the "Merger"). In the Merger, each outstanding share of common stock, no par value, of KCPL ("KCPL Common Stock"), other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsid-iaries (which shares will be cancelled), will be cancel-led and converted into one fully paid and nonassessable share of common stock, $0.01 par value, of Newco ("Newco
Common Stock") and (ii) each outstanding share of common stock, $1.00 par value, of UCU ("UCU Common Stock"), other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsidiaries (which shares will be cancelled), will be cancelled and converted into 1.096 fully paid and nonassessable shares of Newco Common
Stock. No fractional shares of Newco Common Stock will be issued and any stockholder who would otherwise be


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KC United Corp.
April 3, 1996
Page 2

entitled to receive a fractional share of Newco Common
Stock will instead be entitled to receive a cash payment therefor.

          In addition, if the effective time of the Merger (the "Effective Time") occurs before March 1,
1997, each outstanding share of UCU preference stock
(cumulative), $2.05 Series ("UCU Preferred Stock") will be cancelled and converted into one share of Newco pre-ferred stock (cumulative), $2.05 Series ("Newco Preferred
Stock"). If issued, it is intended that the Newco Pre-ferred Stock will be redeemed as soon as is practicable on or after March 1, 1997.

          In connection with the transactions contemplat-ed by the Merger Agreement, Newco has filed with the Securities and Exchange Commission (the "Commission") a
Registration Statement on Form S-4 (File No. _______)
(the "Registration Statement") relating to the registra-tion under the Securities Act of the shares of Newco
Common Stock and Newco Preferred Stock to be issued in the Merger.

          In connection with this opinion, we have exam-ined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorpo-ration and By-laws of Newco, as in effect on the date hereof and as to be amended and restated at the Effective
Time in the form provided as exhibits to the Registration
Statement, (iii) the Merger Agreement, (iv) a specimen copy of the share certificates used to represent shares of Newco Common Stock, and (v) certain resolutions of the Board of Directors of Newco relating to the Merger. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such docu-ments as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents.
In making our examination of documents executed by par-ties other than Newco, we have assumed that such parties had the power, corporate or other, to enter into and


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KC United Corp.
April 3, 1996
Page 3

perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents on such parties. We have also assumed that stock certificates evidencing the shares of Newco
Common Stock to be issued will conform to the specimen examined by us and that the form of Amended and Restated
Certificate of Incorporation of Newco and the form of By-
Laws of Newco set forth in the Registration Statement will become effective on or before the consummation of the Merger. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written state-ments and representations of officers and other represen-tations of Newco and others.

          Members of our firm are admitted to the Bar in the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

          Based upon and subject to the foregoing, we are of the opinion that (i) the shares of Newco Common Stock, when issued upon the consummation of the Merger in accor-dance with the terms of the Merger Agreement and as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the shares of Newco Preferred Stock, if such Newco Preferred Stock is issued in the Merger, when issued upon the consumma-tion of the Merger in accordance with the terms of the Merger Agreement and as set forth in the Registration
Statement, will be validly issued, fully paid and nonas-sessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration
Statement and to the reference to our firm under the heading "LEGAL MATTERS" in the related Joint Proxy State-ment/Prospectus which forms a part of the Registration
Statement. In giving such consent we do not thereby admit or imply that we are in the category of persons


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KC United Corp.
April 3, 1996
Page 4

whose consent is required under Section 7 of the Securi-ties Act or the rules and regulations of the Commission thereunder.


                              Very truly yours,


                    /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM